Exhibit 10.1

April 12, 2010

Shar Matin

Plesmanstraat 6

3833 La Leusden

The Netherlands

We are pleased to offer you the position as Senior Vice President - Operations, Product Development and International based in Colorado Springs, Co. You will report directly to me and your suggested start date is April 12, 2010. In this position, you will be responsible for manufacturing, engineering, product development, quality systems and regulatory affairs.  In addition, you will remain responsible for Spectranetics International for an interim period until a Managing Director of Spectranetics International can be appointed.  You will have other responsibilities as assigned from time to time including a key role in business development and as a member of the Executive Management Committee.

Your annual base compensation will be $230,000 annually.  Your variable compensation at target performance will be $130,000 annually. You will also receive a stock option grant of 65,000 shares, subject to approval by the Compensation Committee at the first meeting following your date of hire that will vest over four years.  All of your rights and interests to the stock options are defined specifically in the 2006 Equity Participation Plan of The Spectranetics Corporation.

Other key components of your offer are as follows:

•                  Spectranetics will provide a fixed amount of $46,900 as a relocation allowance to cover various indirect relocation costs. The allowance will be paid the first pay date following your relocation to Colorado.  **

•                  Spectranetics will provide cost of moving, insuring and storing household goods up to 90 days and two automobiles, along with all relocation related charges up to $5,000.  You will be responsible for any and all other costs associated your relocation from The Netherlands to Colorado Springs.

•                  Spectranetics will reimburse you up to $2,500/month as a business expense for hotel/apartment expenses incurred as temporary housing while staying in COS for a period up to 6 months.

•                  Spectranetics will coordinate all travel arrangements with the Spectranetics travel agency for the physical move to Colorado Springs.

•                  You will be eligible to participate in our U.S based medical/dental benefits program upon your relocation to COS. This, along with other benefits, will be explained in detail during your first week in COS.

** These relocation costs are considered as taxable income and will be reported as ordinary income on your W-2. You will be responsible for income taxes on these amounts.

If you should leave Spectranetics either voluntarily or for cause within the first 18 months following your relocation, you will be obligated to reimburse all relocation expenses paid by Spectranetics within 60 days following your last day of employment.  If you should leave Spectranetics either voluntarily or for cause after the first 18 months and prior to the first 24 months following your relocation, you will be obligated to reimburse 50% relocation expenses paid by Spectranetics within 60 days following your last day of employment.  Reimbursable relocation expenses include: the one time relocation allowance, plus the costs incurred to move your household goods and automobiles.  “For Cause” shall be defined as follows:  (i) a failure by you to render services to the Company or its subsidiaries in accordance with your assigned duties and responsibilities, and such failure of performance continues for a period of more than fifteen days after notice thereof has been provided to you by the Company (other than any such failure resulting from your disability); (ii) any action or omission by you involving willful misconduct or gross negligence relating to your duties and responsibilities to the Company or its subsidiaries or affiliates, including without limitation disloyalty, dishonesty or breach of fiduciary duty; (iii) your commission of (as determined by the Company) or indictment for a crime, either in connection with the performance of your obligations to the Company or its subsidiaries or affiliates or which otherwise shall significantly adversely affect your ability to perform such obligations or which shall significantly adversely affect the business activities, reputation, goodwill or image of the Company or its affiliates; (iv) your breach of any material obligation you have under any written agreement with the Company or its affiliates or which have been delegated to you by the Company which, if capable of cure, is not cured within five days from receipt of notice from the Company; or (v) any act of fraud, embezzlement, theft or misappropriation from the Company or its subsidiaries or affiliates by Executive.

Your employment with the Company is on an at-will employment basis in that it can be terminated at any time, with or without cause, and with or without notice, at the option of either the Company or yourself.  Although the terms of your employment outlined above apply at the present time, the Company reserves the right to modify or change any term or condition of your employment including compensation, benefits or duties.  Neither the terms of this offer letter, nor any other writings or statements of the Company, do not and are not intended to create either an express or implied contract of employment with Spectranetics.  This understanding can only be modified, if at all, in writing signed by an Executive Officer of the Company.

Please fax a signed copy of your acceptance of this offer letter to Sandra Guenette, Director of Human Resources, at (719) 447-2060.

Again Shar, I am very pleased to offer you this position.   If you have any questions or concerns, please feel free to contact me.

Sincerely,

/s/ Emile Geisenheimer

Emile Geisenheimer

Chairman, President and CEO

Spectranetics

9965 Federal Drive

Colorado Spring, CO  80921

ACCEPTED:

/s/ Shar Matin	April 14, 2010
Shar Matin - Signature	Date